ADVISORS SERIES TRUST

AMENDED AND RESTATED SHARE MARKETING PLAN

Rule 12b-1 Plan on behalf of the Funds listed on Schedule B
(each a “Fund,” collectively the “Funds”)

(Fixed Compensation Plan in which Advisor
Acts as Distribution Coordinator)

This Amended and Restated Share marketing Plan (the “Plan”) is adopted in accordance with Rule 12b-1 (the “Rule”) under the Investment Company Act of 1940, (the “Company Act”), by ADVISORS SERIES TRUST (the “Trust”) with respect to the Funds, each a series of the Trust.  The Plan has been approved by a majority of the Trust’s Board of Trustees, including a majority of the Trustees who are not interested persons of the Trust and who have no direct or indirect financial interest in the operation of the Plan (the “Independent Trustees”), cast in person at a meeting called for the purpose of voting on the Plan and by a majority of the shareholders of the Funds, as required by the Company Act.

In reviewing the Plan, the Board of Trustees considered the proposed range and nature of payments and terms of the investment advisory agreement between the Trust on behalf of the Funds and Capital Advisors, Inc. (the “Advisor”) and the nature and amount of other payments, fees and commissions that may be paid to the Advisor, its affiliates and other agents of the Trust.  The Board of Trustees, including the independent Trustees, concluded that the proposed overall compensation of the Advisor and its affiliates was fair and not excessive.

In its considerations, the board of Trustees also recognized that uncertainty may exist from time to time with respect to whether payments to be made by the Funds to the Advisor, as the initial “distribution coordinator,” or other firms under agreements with respect to the Funds may be deemed to constitute impermissible distribution expenses.  As a general rule, an investment company may not finance any activity primarily intended to result in the sale of its shares, except pursuant to the Rule.  Accordingly, the Board of Trustees determined that the Plan also should provide that payments by the Funds and expenditures made by others out of monies received from the Funds which are later deemed to be for the financing of any activity primarily intended to result in the sale of Fund shares shall be deemed to have been made pursuant to the Plan.

The approval of the Board of Trustees included a determination that in the exercise of the Trustees’ reasonable business judgment and in light of their fiduciary duties, there is a reasonable likelihood that the Plan will benefit the Funds to which the Plan applies and its shareholders.  The Plan also has been approved by a vote of at least a majority of the outstanding voting securities of the Funds, as defined in the Company Act.

The provisions of the Plan are:

1.           Annual Fee.  The Fund will pay to the Advisor as the Funds’ distribution coordinator, an annual fee for the Advisor’s services in connection with the promotion and distribution of each Fund’s Investor Class or Class A shares, as applicable, and related shareholder servicing (collectively, “Distribution Expenses”).  The annual fee paid to the Advisor under the Plan will be calculated daily and paid monthly by the Funds based on the average daily net assets of each Fund’s Class A or Investor Class shares, as applicable, as follows:

at an annual rate of up to 0.25%

This fee is not tied exclusively to actual distribution and service expenses, and the fee may exceed the expenses actually incurred.

2.           Services Covered by the Plan.  The fee paid under Section 1 of the plan is intended to compensate the Advisor for performing the following kinds of services (but this list should not be viewed as exclusive of other similar services):  services primarily intended to result in the sale of the Funds’ shares (“distribution services”), including, but not limited to: (a) making payments, including incentive compensation, to agents for and consultants to the Advisor, any affiliate of the Advisor or the Trust, including pension administration firms that provide distribution and shareholder related services and broker-dealers that engage in the distribution of the Funds’ shares; (b) making payments to persons who provide support services in connection with the distribution of the Funds’ shares and servicing  of the Funds’ shareholders, including, but not limited to, personnel of the Advisor, office space and equipment, telephone facilities, answering routine inquiries regarding the Funds, processing shareholder transactions and providing any other shareholder services not otherwise provided by the Trust’s transfer agency or other servicing arrangements; (c) formulating and implementing marketing and promotional activities including, but not limited to, direct mail promotions and television, radio, newspaper, magazine and other mass media advertising; (d)  printing and distributing prospectuses, statements of additional information and reports of the Funds to prospective shareholders of the Funds; (e) preparing, printing and distributing sales literature pertaining to the Funds; and (f) obtaining whatever information, analyses and reports with respect to marketing and promotional activities that the Trust may, from time to time, deem advisable.  Such services and activities shall be deemed to be covered by this Plan whether performed directly by the Advisor or by a third party.

3.           Written Reports.  The Advisor (or Fund administrator) shall furnish to the Board of Trustees of the Trust, for its review, on a quarterly basis, a written report of the monies paid to the Advisor under the Plan with respect to the Funds, and shall furnish the Board of Trustees of the Trust with such other information as the Board of Trustees may reasonably request in connection with the payments made under the Plan in order to enable the Board of Trustees to make an informed determination of whether the Plan should be continued as to the Funds.

4.           Termination.  The Plan may be terminated at any time, with respect to a Fund, without penalty, by a vote of a majority of the independent Trustees or by vote of a majority of the outstanding voting securities of a Fund, and the Distribution Coordination Agreement under the Plan may be likewise terminated on sixty (60) days’ written notice.  Failure to renew the Plan on an annual basis within 15 months of its last prior renewal (or approval date) shall also automatically terminate it.  Once either the Plan or the Distribution Coordination Agreement is terminated, no further payments shall be made under the Plan with respect to services performed or costs incurred after the date of termination or with respect to unreimbursed current or carried forward Distribution Expenses as of the date of termination.

5.           Amendments.  The Plan and the Distribution Coordination Agreement may be amended with the approval of the Board of Trustees of the Trust provided that neither the Plan nor the Distribution Coordination Agreement may be amended to increase materially the amount to be spent for distribution and servicing of shares without approval by a majority of the outstanding voting securities.  All material amendments to the Plan and the Distribution Coordination Agreement shall also be approved by the independent Trustees cast in person at a meeting called for the purpose of voting on any such amendment.

6.           Selection of Independent Trustees.  So long as the Plan is in effect, the selection and nomination of the Trust’s independent Trustees shall be committed to the discretion of such independent Trustees.

7.           Effective Date of Plan.  The Plan shall take effect at such time as it has received requisite Trustee and shareholder approval and, unless sooner terminated, shall continue in effect for a period of more than one year from the date of its execution only so long as such continuance is specifically approved at least annually by the Board of Trustees of the Trust, including the independent Trustees, cast in person a meeting called for the purpose of voting on such continuance.

8.           Preservation of Materials.  The Trust will preserve copies of the Plan, any agreements relating to the Plan and any report made pursuant to Section 5 above, for a period of not less than six years (the first two years in an easily accessible place) from the date of the Plan, agreement or report.

9.           Meanings of Certain Terms.  As used in the Plan, the terms “interested person” and “majority of the outstanding voting securities” will de deemed to have the same meaning that those terms have under the Company Act and the rules and regulations under the Company Act, subject to any exemption that may be granted to the Trust under the Company Act by the Securities and Exchange Commission.

This Plan and the terms and provisions thereof are hereby accepted and agreed to by the Trust and Advisor, as distribution coordinator, as evidenced by their execution hereof, as of the 12th day of June, 2012.

Schedule B

(as amended on June 12, 2012 to add TacticalShares Dynamic Allocation Fund)

Series or Fund of Advisors Series Trust
Capital Advisors Growth Fund
TacticalShares Dynamic Allocation Fund

ADVISORS SERIES TRUST on behalf of the Funds listed on Schedule B	CAPITAL ADVISORS, INC. as Distribution Coordinator
By: /s/ Douglas G. Hess	By: /s/ Keith C. Goddard

Name: Douglas G. Hess	Name: Keith C. Goddard

Title: President	Title: Chief Executive Officer